UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                 Date of Report (Date of earliest event reported):
                                January 17, 1996



                               NORWEST CORPORATION
               (Exact name of registrant as specified in its charter)



          Delaware                      1-2979                41-0449260
(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)               File Number)          Identification No.)



              Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code:  612-667-1234









ITEM 5.     Other Events.


RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $956.0 million for the year ended December 31, 1995, a 19.4 percent increase over the $800.4 million earned in 1994. Fully diluted earnings per common share was $2.73, compared with $2.41 in 1994, an increase of 13.3 percent. Primary net income per common share increased 12.7 percent to $2.76, compared with 1994. Return on realized common equity was 22.3 percent and return on assets was 1.44 percent in 1995, compared with 21.4 percent and 1.45 percent, respectively, in 1994.

For the fourth quarter of 1995, net income was $259.7 million, or 72 cents per fully diluted common share, an increase of 26.7 percent and 16.1 percent, respectively, over the $204.9 million or 62 cents per fully diluted common share earned in the fourth quarter of 1994. Primary net income per common share increased 14.3 percent to 72 cents, compared with the fourth quarter of 1994. Return on realized common equity was 22.0 percent and return on assets was 1.42 percent for the quarter ended December 31, 1995, compared with 21.5 percent and 1.43 percent, respectively, for the same period a year ago.

Net interest income for the year and fourth quarter of 1995 was $3,269.3 million and $887.6 million, respectively, compared with $2,803.6 million and $734.6 million in 1994, increases of 16.6 percent and 20.8 percent, respectively. Growth in net interest income for the year was primarily due to an 18.7 percent increase in average earning assets, partially offset by an eight basis point decrease in net interest margin. The improvement from the fourth quarter of 1994 was primarily due to 25.5 percent growth in average earning assets, partially offset by a 13 basis point decrease in net interest margin.

Norwest provided $312.4 million and $95.9 million for credit losses for the year and quarter ended December 31, 1995, respectively, or 0.88 percent and
1.02 percent, on an annualized basis, of average loans and leases. This compares with $164.9 million or 0.55 percent for the year ended December 31, 1994 and $63.3 million or 0.79 percent for the fourth quarter of 1994, respectively. Net credit losses totaled $304.2 million for the year and $95.9 million for the fourth quarter of 1995, compared with $193.2 million and $72.6 million for the year and fourth quarter of 1994, respectively.
As a percent of average loans and leases, net credit losses were 0.86 percent and 1.02 percent for the year and quarter ended December 31, 1995, respectively, compared with 0.64 percent and 0.91 percent for the same periods a year ago.

Non-performing assets, including non-accrual and restructured loans and leases and other real estate owned, totaled $206.0 million, or 0.57 percent of loans, leases and other real estate owned, at December 31, 1995. Non-performing assets were $159.9 million at December 31, 1994. The increase in non-performing assets was principally due to recent bank acquisitions in Texas, including El Paso. The allowance for credit losses was $917.2 million at December 31, 1995, and represented 445.3 percent of non-performing assets.

Consolidated non-interest income was $1,865.0 million for 1995, an increase of $226.7 million, or 13.8 percent, over 1994. The increase was due to growth in all categories, especially fees and service charges, partially offset by lower mortgage banking revenues from reduced sales of servicing rights. Net investment securities losses of $35.6 million were recorded in 1995, compared with net losses of $79.2 million for 1994. Fourth quarter 1995 non-interest income was $527.7 million, compared with $437.9 million in the fourth quarter of 1994. Fourth quarter non-interest income benefited from increases in trust revenues, service charges on deposit accounts and other fees and service charges. Net investment securities gains of $3.3 million were recorded in the fourth quarter of 1995, compared with net losses of $20.3 million in the fourth quarter of 1994.

Consolidated non-interest expenses were $3,399.1 million for 1995, an increase of $302.7 million, or 9.8 percent, over 1994. The increased expenses were primarily related to acquisitions and to growth in Mortgage Banking. Fourth quarter 1995 non-interest expenses were $940.3 million, compared with $807.8 million in the same period of 1994, representing an increase of 16.4 percent. Fourth quarter 1995 results also reflect increased operating expenses associated with acquisitions, including additional intangible asset amortization and one-time charges related to contract buyouts, computer upgrades, restructuring and other asset write-offs, which were partially offset by reductions in FDIC insurance premiums.

Norwest's Banking Group reported earnings of $602.2 million in 1995, 18.8 percent above 1994 earnings of $507.1 million. Banking Group earnings in 1995 as compared with 1994 included increases of $337.9 million in net interest income and $201.5 million in non-interest income, principally from growth in service charges and other fees, lower securities losses and higher venture capital gains. Partially offsetting these increases were additional provisions for credit losses of $92.5 million, due to higher net charge-offs, and higher non-interest expenses of $294.5 million, arising principally from acquisitions and the charges previously discussed. For the fourth quarter of 1995, the Banking Group had net income of $162.2 million, a 41.6 percent increase compared with $114.6 million in 1994. Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $169.3 million at December 31, 1995.

Mortgage Banking earned $104.9 million in 1995, an increase of 48.0 percent over the $70.8 million earned in 1994. For the fourth quarter of 1995, Mortgage Banking earned $29.4 million, compared with $29.9 million in the same period of 1994. Combined gains on sales of mortgages and servicing rights in 1995 amounted to $57.1 million, compared with $204.5 million for 1994. Mortgage loan originations for the year and quarter ended December 31, 1995 were $33.9 billion and $10.9 billion, respectively, compared to $24.9 billion and $5.0 billion for the year and quarter ended December 31, 1994, respectively. During 1995, Mortgage Banking reported $48.5 billion in loan applications, an increase of 60.3 percent over 1994. The growth in Mortgage Banking earnings was also positively impacted by increased servicing revenue from growth and acquisitions, as well as the adoption of Statement of Financial Accounting Standards No. 122 (SFAS 122). SFAS 122 sets standards related to capitalizing values for mortgage servicing and recognition of impairment valuations for amounts previously capitalized. Mortgage Banking capitalized $233.1 million for the year and $76.0 million in the fourth quarter 1995, representing 125 basis points of originated mortgage loans. Mortgage servicing impairment valuation provisions, including excess servicing writedowns, of $70.5 million were recorded for 1995, of which $15.0 million were recorded in the fourth quarter. Amortization of capitalized mortgage servicing rights was $139.6 million and $50.3 million for the year and quarter ended December 31, 1995, respectively, as compared with $64.1 million and $19.8 million in the same periods last year. Amortization increased due to increased prepayments as interest rates declined during the fourth quarter of 1995. The servicing portfolio totaled $107.4 billion at December 31, 1995, and had a weighted average coupon of 7.76 percent. Capitalized mortgage servicing rights, including excess servicing rights, amounted to $1.2 billion or 114 basis points of the mortgage servicing portfolio at year end 1995.

Norwest Financial (including Norwest Financial Services, Inc. and Island Finance) reported net income of $248.9 million in 1995, compared with $222.5 million reported in 1994, an increase of 11.8 percent. Fourth quarter 1995 net income of $68.1 million was an increase of 12.8 percent over the fourth quarter of 1994. Norwest Financial's net interest income increased 21.4 percent as average finance receivables grew 28.4 percent. Norwest Financial's net charge-offs in 1995 increased $60.7 million over 1994, of which $23.6 million related to Island Finance which was acquired in 1995.

At December 31, 1995, total assets were $72.1 billion, compared with $59.3 billion at December 31, 1994. Consolidated loans and leases and loans held for sale increased 25.5 percent in 1995, after excluding the sale of $1.3 billion of RTC participations which occurred in the fourth quarter. Loan growth was 3.7 percent in the fourth quarter of 1995, or 14.9 percent on an annualized basis, after excluding the RTC participations sale. During the fourth quarter of 1995, $1.0 billion of credit card receivables, comprising approximately $750 million in balances which had been added through national direct mail campaigns and approximately $250 million required to be sold under a contractual agreement, were transferred to the loans held for sale category pending their sale. Loans held for sale are valued at the lower of cost or market and a net charge of $11 million was taken in the fourth quarter of 1995 on the transfer to the held for sale category. Consolidated total investment securities were $16.0 billion at December 31, 1995, compared with $14.8 billion at December 31, 1994, an increase of 7.9 percent. Consolidated total deposits increased from $36.4 billion at year-end 1994 to $42.0 billion at December 31, 1995. Consolidated long-term debt at December 31, 1995, was $13.7 billion, compared with $9.2 billion one year earlier, an increase of 48.9 percent.

Consolidated stockholders' equity was $5.3 billion at December 31, 1995, compared with $3.8 billion at December 31, 1994. Tier 1 and total capital ratios were 8.11 percent and 10.18 percent, respectively, at December 31, 1995, compared with 9.89 percent and 12.23 percent, respectively, at December 31, 1994. The leverage ratio was 5.65 percent at December 31, 1995 and 6.94 percent at year-end 1994. The decrease in capital ratios from year-end 1994 reflects the effect of intangibles arising from purchase acquisitions completed during 1995. Dividends declared per common share were 90 cents for the year and 24 cents for the quarter ended December 31, 1995, compared with 76.5 cents and 21 cents, respectively, for the same periods of 1994. The dividend payout ratio for 1995 was 32.6 percent, compared with 31.2 percent for 1994.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: January 24, 1996                   By: /s/ Michael A. Graf
                                          Michael A. Graf
                                          Senior Vice President and Controller
                                          	(Principal Accounting Officer)